As filed with the United States Securities and Exchange Commission on March 3, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sundial Growers Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Province of Alberta	2833	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

#300, 919 – 11 Avenue SW

Calgary, AB T2R 1P3

(403) 948-5227

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Corporation Service Company

1180 Avenue of the Americas, Suite 210

New York, NY 10036-8401

Telephone: +1 800 927 9801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jason Lehner Merritt Johnson Shearman & Sterling LLP 199 Bay Street Toronto, ON M5L 1E8 (416) 360-8484	Ranjeev Dhillon Nathan Robb McCarthy Tétrault LLP Suite 4000 421—7th Avenue SW Calgary AB T2P 4K9 (403) 260-3500

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging Growth Company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common shares, no par value, to be offered for resale by the selling shareholder	98,333,334	US$1.50	US$147,500,001	US$16,093

(1)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional common shares as may be issued to prevent dilution from share splits, share dividends, and similar transactions.

(2)	Consists of 98,333,334 common shares that may be issued upon the exercise of warrants held by the selling shareholder.
(3)

Estimated at US$1.50 per share, the average of the high and low prices of the common shares on the Nasdaq Global Select Market on February 25, 2021, solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)	Dated March 3, 2021

Up to 98,333,334 Common Shares

This prospectus relates to the offer and sale by the selling shareholder identified in this prospectus under the caption “Selling Shareholder” (the “selling shareholder”) from time to time of up to an aggregate 98,333,334 of our common shares. Under the Warrant Exercise Agreement (as defined herein), we are registering for resale 98,333,334 common shares, being the number of common shares issuable to the selling shareholder upon the exercise of the New Warrants (as defined herein).

The New Warrants have an exercise price of US$1.50 per warrant. We will not receive any of the proceeds from the sale by the selling shareholder of the common shares, although we will receive the exercise price of any New Warrants not exercised by the selling shareholder on a cashless exercise basis. Any proceeds received by us from the exercise of the New Warrants will be used for financing of possible acquisitions of, or investments in, equipment, facilities, assets, equity or debt of other businesses, products or technologies and for working capital and general corporate purposes. We have not identified any single material use for which we intend to use the net proceeds. We will bear all fees and expenses incident to our obligation to register the offer and sale of the common shares.

The selling shareholder may offer our common shares from time to time in a number of different methods and at varying prices. For more information on possible methods of offer and sale by the selling shareholder, please see the section entitled “Plan of Distribution”.

Our common shares are listed for trading on the Nasdaq Capital Market (“Nasdaq”), under the symbol “SNDL”. The price of our common shares has experienced significant volatility since the time of our listing on the Nasdaq and has experienced extreme volatility in recent days. On February 25, 2021, the closing sale price of our common shares as reported by Nasdaq was US$1.3700. On January 25, 2021, the closing sale price of our common shares as reported by Nasdaq was US$0.6000. Between February 25, 2020 and February 25, 2021, the closing sale price of our common shares ranged from US$0.1440 per share to US$2.9500 per share, and during the period between January 12, 2021 and February 25, 2021, our share price varied from an intra-day low of US$0.4950 per share to an intra-day high of US$3.9600 per share. Other than the Unit Offerings (as defined herein), the issuance of the New Warrants, the New Shelf Registration Statement (as defined herein), and an investment into Indiva Limited announced on February 23, 2021, there has been no recent change in our financial condition or results of operations, such as our earnings, revenues, or other measure of company value that is consistent with the recent change in, and volatility of, our share price. See “Prospectus Summary — Recent Developments” for more information on the Unit Offerings and the New Warrants and the risks and uncertainties described in the documents that are incorporated by reference into this prospectus.

We are an “emerging growth company” and a “foreign private issuer” under applicable Securities and Exchange (“SEC”) Commission rules, and will be subject to reduced public company reporting requirements for this prospectus and future filings.

You should rely only on the information contained herein or incorporated by reference in this prospectus. Neither we nor the selling shareholder has authorized any other person to provide you with different information.

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of the Province of Alberta, that all of its officers (other than the chief executive officer) and directors are residents of Canada, that some or all of the experts named in the registration statement are residents of Canada, and that a substantial portion of the assets of the Company and said persons are located outside the United States.

Our business and an investment in our common shares involve significant risks. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of this prospectus or under similar headings in the documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                , 2021

We are responsible for the information contained in this prospectus and in any free writing prospectus we prepare or authorize. Neither we nor the selling shareholder have authorized anyone to provide you with different information, and neither we nor the selling shareholder take responsibility for any other information others may give you. Neither we nor the selling shareholder are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus and the documents incorporated by reference herein is current only as of its date, regardless of its time of delivery or the time of sale of any of our securities. Our business, financial condition, results of operations and prospects may have changed since such dates.

Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

i

About this Prospectus

This prospectus relates to the offer and sale by the selling shareholder identified in this prospectus under the caption “Selling Shareholder,” from time to time, of common shares issuable upon the exercise of the New Warrants. We are not selling any common shares under this prospectus, and we will not receive any proceeds from the sale of common shares offered hereby by the selling shareholder, although we will receive the exercise price of any New Warrants not exercised by the selling shareholder on a cashless exercise basis. Any proceeds received by us from the exercise of the New Warrants will be used for financing of possible acquisitions of, or investments in, equipment, facilities, assets, equity or debt of other businesses, products or technologies and for working capital and general corporate purposes. We have not identified any single material use for which we intend to use the net proceeds.

The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC, and the documents incorporated by reference herein before making your investment decision. You should rely only on the information provided in this prospectus and the documents incorporated by reference herein or any amendment thereto. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.” Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

Trademarks, Trade Names and Service Marks

We own or otherwise have rights to the trademarks, trade names and service marks, including Top Leaf, Sundial Cannabis, Palmetto, Grasslands and others mentioned in this prospectus or in the documents incorporated by reference herein, used in conjunction with the marketing and sale of our products. Solely for convenience, the trademarks, trade names and service marks may appear in this prospectus or the documents incorporated by reference therein without the ® and ™ symbols, but any such references are not intended to indicate, in any way, that we forgo or will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, trade names and service marks. All trademarks, trade names and service marks appearing in this prospectus or the documents incorporated by reference therein are the property of their respective owners.

Basis of Presentation

Unless otherwise indicated, all references in this prospectus to the “Company”, “Sundial”, “we”, “us”, “our” or similar terms refer to Sundial Growers Inc. and its subsidiaries.

Unless otherwise indicated, all references in this prospectus to “Bridge Farm” refer to Bridge Farm Nurseries Limited, its subsidiaries and, subsequent to August 11, 2017, Project Seed Topco Limited, the parent of Bridge Farm Nurseries Limited. We completed the Bridge Farm Disposition (as defined herein) on June 5, 2020.

Presentation of Financial Information

We present our financial statements in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”).

None of the financial statements incorporated by reference into this prospectus were prepared in accordance with generally accepted accounting principles in the United States.

Effective for the fiscal year ended December 31, 2018, we changed our fiscal year end from February 28 to December 31. As a result of this change, the figures presented in our consolidated financial statements for the ten months ended December 31, 2018, or the transition period, are not entirely comparable to those for the fiscal years ended February 28, 2018 and 2017. We do not present financial statements for a separate historical period that is comparable to the transition period. Following the transition period, we prepare annual consolidated financial statements for each fiscal year ending December 31, beginning with the fiscal year ending December 31, 2019. References in this prospectus to our “fiscal year ended December 31, 2018” shall mean the ten months ended December 31, 2018.

We publish our consolidated financial statements in Canadian dollars and Bridge Farm has historically published its financial statements in British pound sterling. In this prospectus, unless otherwise specified, all monetary amounts are in Canadian dollars, all references to “$”, “C$”, “CDN$”, “CAD$” and “dollars” mean Canadian dollars, and all references to “US$” and “USD” mean U.S. dollars. Except with respect to U.S. dollar, amounts presented as contractual terms or as otherwise indicated, all amounts that are presented in U.S. dollars herein have been translated from Canadian dollars solely for convenience at an exchange rate of $1.2530 per US$1.00, which was the daily exchange rate as of February 25, 2021, as reported by the Bank of Canada.

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

Presentation of Share Information

All references to “shares” or “common shares” in this prospectus refer to the common shares of Sundial Growers Inc., no par value.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference herein and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in our shares, you should read this entire prospectus carefully, including the sections of this prospectus entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”, the section entitled “Risk Factors” in our annual report on Form 20-F or Form 40-F for the most recent fiscal year (together with any material changes thereto contained in subsequently filed quarterly and current reports on Form 6-K, including our current report on Form 6-K filed with the SEC on February 16, 2021) incorporated by reference herein, our consolidated financial statements and the related notes incorporated by reference in this prospectus and all other information included or incorporated by reference in this prospectus. Unless the context otherwise requires, references in this prospectus to the “Company”, “Sundial”, “we”, “us” and “our” refer to Sundial Growers Inc. and its subsidiaries.

Our Company

Sundial is a licensed producer that grows cannabis using state-of-the-art indoor facilities.

Sundial cultivates cannabis using an individualized “room” approach, in approximately 448,000 square feet of total available space.

Sundial’s brand portfolio includes Top Leaf (Premium), Sundial Cannabis (Premium Core), Palmetto (Core) and Grasslands (Value).

Sundial currently produces and markets cannabis products for the Canadian adult-use market. Sundial’s purpose-built indoor modular grow rooms create consistent, highly controlled cultivation environments and are the foundation of the Company’s production of high-quality, strain-specific cannabis products. The Company has established supply agreements with nine Canadian provinces, with approval recently received from Quebec, and has a distribution network that covers 98% of the national recreational industry.

The Company’s primary focus has been on producing and distributing premium inhalable products and brands (flower, pre-rolls and vapes). Upon receiving a licence from Health Canada to sell cannabis oil products, the Company began the sale and distribution of cannabis vape products in December 2019. The Company is currently marketing its adult-use products under its Top Leaf (Premium), Sundial Cannabis (Premium Core), Palmetto (Core) and Grasslands (Value) brands and intends to introduce new products under these brands and other brands as it expands its brand portfolio.

The majority of the Company’s sales in the nine months ended September 30, 2020 were to provincial boards; however, Sundial continues to enter into agreements to supply other licensed producers in Canada.

The Company’s planned medical cannabis offerings are supported through its 50% equity interest in Pathway Rx Inc. (“Pathway Rx”) which uses advanced technology and an extensive library of cannabis strains to identify and customize targeted treatments for a wide range of medical conditions. The Company has a license agreement with Pathway RX enabling the Company the use of certain strains for commercial production. See Exhibit 4.2 to our annual report on Form 20-F, filed with the SEC on March 31, 2020, for more information.

In July 2019, the Company acquired Bridge Farm, a grower of ornamental plants and herbs, based in the United Kingdom, with the intention of converting Bridge Farm’s existing facilities to the cultivation, processing and distribution of cannabidiol (CBD) products. On June 5, 2020, the Company completed the sale of Bridge Farm (the “Bridge Farm Disposition”) for total non-cash consideration of approximately $82.9 million.

Corporate Information

Sundial Growers Inc. was incorporated under the Business Corporations Act (Alberta) (the “ABCA”) on August 19, 2006. On July 22, 2019, we filed articles of amendment to effect a 1 to 1.6 share split. We have 7 direct and indirect subsidiaries, all of which are wholly-owned, and a 50% interest in Pathway Rx. On August 1, 2019, our common shares commenced trading on the Nasdaq under the symbol “SNDL”.

Our headquarters, principal executive and registered offices are located at #300, 919 – 11 Avenue SW, Calgary, Alberta, Canada T2R 1P3. Our phone number is +1 (403) 948-5227. Our website is www.sndlgroup.com. The information on or accessible through our website is not part of and is not incorporated by reference into this prospectus, and the inclusion of our website address in this prospectus is only for reference.

Recent Developments

Unit Offerings

On January 29, 2021, we entered into an underwriting agreement with Canaccord Genuity LLC (“Canaccord”), as representative of the several underwriters named therein, in connection with the offering (the “Unit Offering”) and sale by us of (i) 100,000,000 Series A units consisting of 100,000,000 common shares and Series A warrants (the “Initial Series A Warrants”) to purchase 50,000,000 common shares and (ii) 33,333,334 Series B units consisting of 33,333,334 pre-funded warrants to purchase 33,333,334 common shares and Series A warrants to purchase 16,666,667 common shares. The common shares and warrants to acquire common shares were delivered on February 2, 2021.

On, February 2, 2021, we entered into an underwriting agreement with Canaccord, in connection with the offering (the “Second Unit Offering” and, together with the Unit Offering, the “Unit Offerings”) and sale by us of (i) 60,500,000 Series A units consisting of 60,500,000 common shares and Series A warrants (the “Additional Series A Warrants” and, together with the Initial Series A Warrants, the “2021 Series A Warrants”) to purchase 30,250,000 common shares and (ii) 14,000,000 Series B Units consisting of 14,000,000 pre-funded warrants to purchase 14,000,000 common shares and Series A warrants to purchase 7,000,000 common shares. The common shares and warrants to acquire common shares were delivered on February 4, 2021.

ATM Program

On January 29, 2021, we suspended and terminated the prospectus supplement related to our common shares issuable pursuant to the Equity Distribution Agreement (as defined below) (the “ATM Prospectus Supplement”) pursuant to the terms of the Amended and Restated Equity Distribution Agreement, dated January 20, 2021 (the “Equity Distribution Agreement”), by and between the Company and A.G.P./Alliance Global Partners (“AGP”). The Company has sold US$150,322,604 of its common shares under the ATM Prospectus Supplement prior to its termination. Other than the termination of the ATM Prospectus Supplement, the Equity Distribution Agreement remains in full force and effect, with up to US$249,677,396 of common shares available to be sold thereunder. The Company will not make any sales of common shares pursuant to the Equity Distribution Agreement, unless and until a new registration statement for the offer and sale of such common shares is declared effective.

New Shelf Registration Statement

On February 16, 2021, we filed a shelf registration statement on Form F-3 (the “New Shelf Registration Statement”) registering an indeterminate number of our common shares, preferred shares, warrants, rights and units in an aggregate offering amount not to exceed US$1,000,000,000. The New Shelf Registration Statement has not yet been declared effective by the SEC and no securities will be sold thereunder until it is.

New Warrants

On February 19, 2021, we entered into a warrant exercise agreement (the “Warrant Exercise Agreement”) with the selling shareholder, Hudson Bay Master Fund Ltd., pursuant to the terms of which the selling shareholder exercised an aggregate of 98,333,334 2021 Series A Warrants into an equal number of common shares for cash, at exercise prices of US$0.80 and US$1.10 per warrant, as applicable, for gross proceeds to us of approximately US$89.1 million. In consideration for such exercise, we issued to the selling shareholder 98,333,334 warrants (the “New Warrants”), each entitling the selling shareholder to purchase one common share at an exercise price of US$1.50, subject to customer anti-dilution adjustments. See “Description of New Warrants”.

The Offering

Common shares offered by the selling shareholder	Up to 98,333,334 common shares, being the number of common shares issuable upon the exercise of the New Warrants.

Offering prices	The common shares offered by this prospectus may be offered and sold at prevailing market prices or such other prices as the selling shareholder may determine.

Common shares to be outstanding after this offering	1,758,559,386 common shares (assuming the sale of the maximum number of common shares by the selling shareholder), based on 1,660,226,052 common shares outstanding as of February 25, 2021.

Use of proceeds	We will not receive any of the proceeds from the sale by the selling shareholder of the common shares, although we will receive the exercise price of any New Warrants not exercised by the selling shareholder on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the common shares. See “Use of Proceeds”.

Nasdaq trading symbol for our common shares	Our common shares are listed under the symbol “SNDL”.

Risk Factors	You should carefully read the information included under the heading “Risk Factors” in this prospectus or under similar headings in the documents that are incorporated by reference into this prospectus, as well as other information included and incorporated by reference in this prospectus for a discussion of factors that you should consider before deciding to invest in our common shares.

The number of common shares that will be outstanding immediately after this offering does not include:

•

up to 500,000 common shares issuable upon exercise of warrants (the “New Investor Warrants”) issued pursuant to a securities purchase agreement, dated June 5, 2020 (the “Securities Purchase Agreement”), to certain investors named therein;

•	up to 500,000 common shares issuable upon exercise of the Series A warrants (the “2020 Series A Warrants”) issued in connection with our unit offering on August 18, 2020;

•

common shares issuable pursuant to 645,600 stock options and 4,803,800 warrants previously issued as compensation to certain of our current and former directors, employees, advisors and service providers, of which 159,017 stock options and 3,091,267 warrants were vested and exercisable into 3,435,351 common shares, at weighted average exercise prices of $2.14 and $2.24, respectively, as of February 25, 2021;

•

up to 13,519,016 common shares issuable pursuant to the exchange of an equal number of restricted share units and up to 4,573,263 common shares issuable pursuant to the exchange of an equal number of deferred share units issued pursuant to our compensation plans as of February 25, 2021;

•	up to 1,800,000 common shares that may be issued upon the exercise of performance warrants held by Sun 8 Holdings Inc., which are exercisable at an exercise price of $0.94 per share and vest annually over five years, beginning on March 31, 2020, in amounts contingent upon the achievement of certain revenue milestones, none of which have vested as of the date of this prospectus;

•

up to 280,000 common shares that may be issued upon the exercise of warrants issuable to Pathway Rx, at an exercise price of $1.81 per share, subject to the achievement of certain milestone gross revenues derived from certain activities under our license agreement with Pathway Rx, none of which have been issued as of the date of this prospectus;

•

up to 480,000 common shares that may be issued upon the exercise of warrants, at an exercise price of $15.94 per share, which were issued in connection with the termination of the amended and restated investment and royalty agreement, dated August 16, 2018, with 2082033 Alberta Ltd.; and

•

(i) up to 464,000 common shares, issuable pursuant to the exercise of warrants at an exercise price of $3.91 per share and (ii) up to 160,000 common shares, issuable pursuant to the exercise of warrants at an exercise price of $6.25, which have been issued to certain of our advisors in connection with our initial public offering.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding to invest in our common shares, you should carefully consider the risks and uncertainties described below, together with all of the other information contained or incorporated by reference in this prospectus, including those risks and uncertainties described in the “Risk Factors” section of our our annual report on Form 20-F or Form 40-F for our most recent fiscal year (together with any material changes thereto contained in subsequent filed quarterly and current reports on Form 6-K, including our current report on From 6-K filed with the SEC on February 16, 2021) and those contained in our other filings with the SEC, which are incorporated by reference in this prospectus. Other risks and uncertainties that we do not presently consider to be material, or of which we are not presently aware, may become important factors that affect our future financial condition and results of operations. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment. See also “Cautionary Note Regarding Forward-Looking Statements”.

Any exercise of the New Warrants, the 2020 Series A Warrants, the New Investor Warrants or our other outstanding warrants, or the exchange of outstanding restricted share units and deferred share units, may result in significant dilution to our shareholders.

Our shareholders may experience significant dilution as a result of our issuance of common shares pursuant to the New Warrants, the 2020 Series A Warrants, the New Investor Warrants and our other outstanding warrants, restricted share units and deferred share units.

As of February 25, 2021, the New Warrants were exercisable into up to 98,333,334 common shares at an exercise price of US$1.50 per warrant; the 2020 Series A Warrants were exercisable into up to 500,000 common shares at an exercise price of US$0.75 and the New Investor Warrants were exercisable into up to 500,000 common shares at an exercise price of US$0.1766 per warrant, in each case subject to adjustment pursuant to the terms of the respective instrument. The New Warrants and the New Investor Warrants expire on the 42-month anniversary of the date on which the shares underlying such warrants become freely tradeable and the 2020 Series A Warrants expire on the fifth anniversary of issuance. See “Description of New Warrants”.

As of February 25, 2021, there were also 645,600 stock options and 4,803,800 warrants for the purchase of our common shares outstanding, of which 159,017 stock options and 3,091,267 warrants were vested and exercisable into an aggregate number of 3,250,284 common shares, at weighted average exercise prices of $2.14 and $2.24, respectively. In addition, 13,519,016 restricted share units and 4,573,263 deferred share units were outstanding and exchangeable for an equal number of common shares.

The New Warrants, the 2020 Series A Warrants and the New Investor Warrants have certain terms which may impede a takeover or similar transaction, which, under certain circumstances, could reduce the market price of our common shares.

The New Warrants, the New Investor Warrants, the 2020 Series A Warrants and the 2021 Series A Warrants prohibit us from engaging in Fundamental Transactions (as defined in such instruments), including specified transactions related to Change of Control (as defined in such instruments), unless the successor entity assumes all of our obligations under such instruments under a written agreement in form and substance satisfactory to, and approved by, the holder thereof. These restrictions could impede a merger, amalgamation, takeover or other business combination involving us or discourage a potential acquiror from making a tender offer for our common shares, which, under certain circumstances, could reduce the market price of our common shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim”, “anticipate”, “assume”, “believe”, “contemplate”, “continue”, “could”, “due”, “estimate”, “expect”, “goal”, “intend”, “may”, “objective”, “plan”, “predict”, “potential”, “positioned”, “pioneer”, “seek”, “should”, “target”, “will”, “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology.

These forward-looking statements include, but are not limited to, statements about:

•	our ability to raise future capital through debt or equity financing transactions;

•	our ability to successfully implement our cost and asset optimization initiatives;

•	the continued development and growth of the demand and markets for medical and adult-use cannabis;

•	the maintenance of our existing licences and the ability to obtain additional licences as required;

•	our ability to establish and market our brands within our targeted markets and compete successfully;

•	our ability to produce and market additional products as regulations permit;

•	the number of flowering rooms and combined production capacity therefrom that we expect to have;

•	our growth strategies, including plans to sell edibles and other forms of cannabis;

•	the timing and the amount of capital expenditures related to the proposed maintenance and expansion of our facilities;

•	the outcome of medical research by our partners and the acceptance of such findings in the medical community;

•	our ability to attract and retain key employees;

•	our ability to manage growth in our business; and

•	our ability to identify and successfully execute strategic partnerships.

Although we base the forward-looking statements contained in this prospectus on assumptions that we believe are reasonable, we caution you that actual results and developments (including our results of operations, financial condition and liquidity, and the development of the industry in which we operate) may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if results and developments are consistent with the forward-looking statements contained in this prospectus, those results and developments may not be indicative of results or developments in subsequent periods. Certain assumptions made in preparing the forward-looking statements contained in this prospectus include:

•	our ability to obtain and maintain financing on acceptable terms to allow us to maintain operations;

•	our ability to implement our operational and liquidity strategies;

•	our ability to optimize our costs;

•	the absence of material adverse effects from impairments of our assets, including our inventories;

•	our competitive advantages;

•	the development of new products and product formats for our products that align market demand;

•	the absence of material adverse impact of competition;

•	the absence of unfavorable changes and trends in the cannabis industry;

•	the absence of adverse changes in laws, rules and regulations;

•	our ability to maintain and renew required licences;

•	our ability to maintain good business relationships with our customers, distributors and other strategic partners;

•	our ability to keep pace with changing consumer preferences;

•	our ability to protect our intellectual property;

•	our ability to manage and integrate acquisitions;

•	our ability to retain key personnel;

•	our ability to avoid or mitigate any adverse impacts of the COVID-19 pandemic;

•	the absence of material litigation, investigation, arbitration or similar regulatory proceedings; and

•	the absence of material adverse changes in our industry or the global economy, including as a result of the COVID-19 pandemic.

These forward-looking statements are based on our current expectations, estimates, forecasts and projections about our business and the industry in which we operate and management’s beliefs and assumptions, and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Factors that may cause actual results to differ materially from current expectations include, among other things, those described in our annual report on Form 20-F or Form 40-F for our most recent fiscal year (together with any material changes thereto contained in subsequently filed quarterly and current reports on Form 6-K, including the current report on Form 6-K furnished to the SEC on February 16, 2021), which is incorporated by reference into this prospectus. Readers of this prospectus are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information”.

This prospectus contains or incorporates by reference estimates, projections and other information concerning our industry, our business, and the markets for our products. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources.

In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus and “Risk Factors” in our annual report on Form 20-F or Form 40-F for our most recent fiscal year (together with any material changes thereto contained in subsequently filed quarterly and current reports on Form 6-K), which are incorporated by reference in this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the selling shareholder of the common shares, although we will receive the exercise price of any New Warrants not exercised by the selling shareholder on a cashless exercise basis. Any proceeds received by us from the exercise of the New Warrants will be used for financing of possible acquisitions of, or investments in, equipment, facilities, assets, equity or debt of other businesses, products or technologies and for working capital and general corporate purposes. We have not identified any single material use for which we intend to use the net proceeds. We will bear all fees and expenses incident to our obligation to register the common shares.

SELLING SHAREHOLDER

The common shares being offered by the selling shareholder are those issuable to the selling shareholder upon exercise of the New Warrants. For additional information regarding the New Warrants, see “Description of New Warrants”. We are registering the common shares in order to permit the selling shareholder to offer the shares issuable upon the exercise of the New Warrants for resale from time to time. Except for the ownership of (i) the New Warrants, (ii) the 2021 Series A Warrants, (iii) the 2020 Series A Warrants, and (iv) the unsecured senior subordinated convertible notes and New Investor Warrants issued pursuant to the Securities Purchase Agreement, the selling shareholder has not had any material relationship with us within the past three years.

The table below lists the selling shareholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder) of the common shares held by the selling shareholder.

The second column lists the number of common shares beneficially owned by the selling shareholder as of the date of this prospectus, assuming exercise of the New Warrants held by the selling shareholder on such date but taking account any limitations on conversion and exercise set forth therein. In accordance with Rule 13d-3 of the Exchange Act, “beneficial ownership” includes any the common shares as to which the selling shareholder has sole or shared voting power or investment power and any common shares that the selling shareholder has the right to acquire within sixty (60) days. Under the terms of the New Warrants, a selling shareholder may not exercise such warrants to the extent (but only to the extent) such selling shareholder (together with certain related parties) would beneficially own a number of our common shares which would exceed 9.99% of the outstanding common shares of the Company (the “maximum percentage”). The number of common shares in the second column reflects these limitations.

The third column lists the percentage ownership represented by the common shares beneficially owned by the selling shareholder based on a total of 1,660,226,052 common shares outstanding as of February 25, 2021.

In accordance with the terms of the Warrant Exercise Agreement, this prospectus generally covers the resale of the aggregate number of common shares issued or issuable upon exercise of the New Warrants, in each case, determined as if the outstanding New Warrants were exercised in full (without regard to any limitations on exercise contained therein solely for the purpose of such calculation). The fourth column lists the maximum number of common shares being offered pursuant to this prospectus by the selling shareholder, does not take in account any limitations on the exercise of the New Warrants set forth therein and assumes the sale of all of the shares offered by the selling shareholder pursuant to this prospectus. The selling shareholder may sell all, some or none of their shares in this offering. See “Plan of Distribution”.

Name of Selling Shareholder	Number of Common Shares Beneficially Owned Prior to Offering		Percentage	Maximum Number of Common Shares to be Sold Pursuant to this Prospectus	Number of Common Shares Beneficially Owned After Offering
Hudson Bay Master Fund Ltd.(1)	113,416,668	(2)	6.39%	98,333,334	15,083,334

(1)

The address of Hudson Bay Master Fund Ltd. is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(2)

Consists of (i) 98,333,334 common shares issuable upon the exercise of New Warrants and offered by this prospectus, (ii) 500,000 common shares issuable pursuant to the exercise of an equal number of 2020 Series A Warrants, (iii) 500,000 common shares issuable pursuant to the exercise of an equal number of New Investor Warrants, and (iv) 14,083,334 common shares.

PLAN OF DISTRIBUTION

We are registering the common shares issuable upon exercise of the New Warrants to permit the resale of these common shares by the selling shareholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholder of the common shares, although we will receive the exercise price of any New Warrants not exercised by the selling shareholder on a cashless exercise basis. Any proceeds received by us from the exercise of the New Warrants will be used for financing of possible acquisitions of, or investments in, equipment, facilities, assets, equity or debt of other businesses, products or technologies and for working capital and general corporate purposes. We have not identified any single material use for which we intend to use the net proceeds. We will bear all fees and expenses incident to our obligation to register the common shares.

The selling shareholder may sell all or a portion of the common shares held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common shares are sold through underwriters or broker-dealers, the selling shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date that the registration statement of which this prospectus forms a part is declared effective by the SEC;

•	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholder may also sell common shares under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling shareholder may transfer the common shares by other means not described in this prospectus. If the selling shareholder effects such transactions by selling common shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of the common shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-

dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common shares or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common shares in the course of hedging in positions they assume. The selling shareholder may also sell common shares short and deliver common shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholder may also loan or pledge common shares to broker-dealers that in turn may sell such shares.

The selling shareholder may pledge or grant a security interest in some or all of the New Warrants or underlying common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act upon amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholder also may transfer and donate the common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling shareholder and any broker-dealer participating in the distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the common shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of common shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling shareholder will sell any or all of the common shares registered pursuant to the registration statement of which this prospectus forms a part.

The selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the common shares by the selling shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares. All of the foregoing may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

We will pay all expenses of this registration of the common shares pursuant to the Warrant Exercise Agreement, estimated to be $200,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling shareholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement of which this prospectus forms a part, the common shares will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF NEW WARRANTS

The following is a brief summary of certain terms and conditions of the New Warrants in and is subject in all respects to the provisions contained in the New Warrants, the form of which is filed as Exhibit 4.5 to the registration statement of which this prospectus forms a part.

Exercisability. The New Warrants are immediately exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, by payment in full in immediately available funds for the common shares purchased upon such exercise, and expire on the date that is the forty-two month anniversary of the effective date of the registration statement of which this prospectus forms a part. On or after the six month anniversary of the issue date, the holder may, in its sole discretion, elect to exercise the New Warrants through a cashless exercise if a registration statement covering the issuance or resale of the warrant shares is not available for the issuance or resale of such warrant shares, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the New Warrant. In addition, if the Company fails to deliver common shares upon exercise of the New Warrants in accordance with their terms or a registration statement covering resale of the underlying common shares is not available when the New Warrants are exercised, then the Company may be required to pay cash to the holder in accordance formulae specified in the New Warrants. Furthermore, the Company may force the holder to exercise a portion of the New Warrants under certain circumstances if the volume weighted average price of the Company’s common shares exceeds a certain price for twenty consecutive trading days and certain other conditions are met.

Exercise Limitation. A holder will not have the right to exercise any portion of the New Warrants if the holder (together with certain parties) would beneficially own in excess of 9.99% of the number of common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the New Warrants.

Exercise Price. The exercise price per whole share of common stock purchasable upon exercise of the New Warrants is US$1.50 per common share. The exercise price is subject to appropriate adjustment in the event of certain share dividends and distributions, share splits, share combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Transferability. Subject to applicable laws, the New Warrants may be offered for sale, sold, transferred or assigned without our consent.

Fundamental Transactions. The New Warrants prohibit us from entering into Fundamental Transactions (as defined in the New Warrants and generally including any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our common shares), including specified transactions involving a Change of Control (as defined in the New Warrants), unless the successor entity assumes all of our obligations under the New Warrants under a written agreement, satisfactory in form and substance to, and approved by, the holder thereof, before the transaction is completed. In connection with a Change of Control, we or a successor entity (as the case may be) may be required to redeem or exchange, as applicable, the New Warrants for consideration equal to the Black Scholes Value (as defined in the New Warrants) of such portion of the New Warrants subject to exchange. We may, at our election, pay such consideration either (i) in cash or (ii) in the same form of consideration as was paid to the shareholders in such Change of Control transaction, in each case, in accordance with the terms of the New Warrants.

Rights as a Shareholder. Except as otherwise provided in the New Warrants or by virtue of such holder’s ownership of our common shares, the holder of a New Warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the New Warrant.

Waivers and Amendments. The terms of a New Warrant may not be amended or waived by the Company without the written consent of the holder thereof.

Fractional Warrants. Each New Warrant is exercisable to purchase one common share, subject to adjustment as provided herein, and only whole warrants are exercisable.

Fractional Shares. No fractional shares will be issued upon exercise of the New Warrants. The New Warrants do not confer upon holders any voting or other rights as shareholders of the Company.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. PERSONS

The following is a general discussion of the principal U.S. federal income tax consequences of the acquisition, ownership and disposition of our common shares that are generally applicable to a U.S. Holder (as defined below), with respect to shares that a U.S. Holder acquires pursuant to this offering. This summary assumes that the shares are held as capital assets (generally, property held for investment), within the meaning of the U.S. Internal Revenue Code of 1986, as amended, or the Code, in the hands of a U.S. Holder at all relevant times. This discussion is based on the Code, final, temporary and proposed Treasury regulations thereunder, or the Treasury Regulations, pertinent judicial decisions, interpretive rulings of the U.S. Internal Revenue Service, or the IRS, and such other authorities as we have considered relevant. Future legislative, judicial, or administrative modifications, revocations, or interpretations, which may or may not be retroactive, may result in U.S. federal income tax consequences significantly different from those discussed herein. This discussion is not binding on the IRS. No ruling has been or will be sought or obtained from the IRS with respect to any of the U.S. federal tax consequences discussed herein. There can be no assurance that the IRS will not challenge any of the conclusions described herein or that a U.S. court will not sustain such a challenge.

This discussion does not address the U.S. federal income tax consequences to U.S. Holders subject to special rules, including U.S. Holders that (i) are banks, financial institutions, or insurance companies, (ii) are regulated investment companies or real estate investment trusts, (iii) are brokers, dealers, or traders in securities or currencies, (iv) are tax-exempt organizations, (v) are governments or agencies or instrumentalities thereof, (vi) are U.S. expatriates, (vii) elect to mark their securities to market, (viii) hold the shares as part of hedges, straddles, constructive sales, conversion transactions, or other integrated investments, (ix) acquire the shares as compensation for services or through the exercise or cancellation of employee stock options or warrants, (x) have a functional currency other than the U.S. dollar, or (xi) own or have owned directly, indirectly, or constructively, shares of the Company representing 10% or more of the voting power or value of the Company.

In addition, this discussion does not address tax considerations relevant to U.S. Holders under any non-U.S., state or local tax laws, the Medicare tax on net investment income, U.S. federal estate, gift tax, or other non-income tax, or the alternative minimum tax. Each U.S. Holder is urged to consult its tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of an investment in the shares.

As used herein, “U.S. Holder” means a beneficial owner of common shares that is (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity taxable as a corporation for U.S. federal tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust that (a) is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a pass-through entity or arrangement, including a partnership or other entity or arrangement taxable as a partnership for U.S. federal income tax purposes, holds common shares, the U.S. federal income tax treatment of an owner or partner generally will depend on the status of such owner or partner and on the activities of the pass-through entity. A U.S. person that is an owner or partner of a pass-through entity or arrangement holding the shares is urged to consult its own tax advisor.

Distributions on the Shares

Subject to the PFIC (as defined below) rules discussed below, the gross amount of any distribution paid by the Company will generally be subject to U.S. federal income tax as foreign source dividend income to the extent paid out of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such amount will be includable in gross income by a U.S. Holder as ordinary income on the date that such U.S. Holder actually or constructively receives the distribution in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes. The amount of any distribution made by the Company in property other than cash will be the fair market value (determined in U.S. dollars) of such property on the date of the distribution. Because the Company does not intend to calculate its earnings and profits on the basis of U.S. federal income tax principles, any distribution paid will generally be treated as a dividend for U.S. federal income tax purposes. Dividends paid by the Company will not be eligible for the dividends received deduction allowed to corporations.

To the extent that a distribution exceeds the amount of the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles, such distribution will be treated first as a tax-free return of capital, causing a reduction in a U.S. Holder’s adjusted basis in the shares held by such U.S. Holder (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by such U.S. Holder upon a subsequent disposition of the shares), with any amount that exceeds such U.S. Holder’s adjusted basis being taxed as a capital gain recognized on a sale or exchange (as discussed below).

So long as the shares are listed on the Nasdaq or the Company is eligible for benefits under the Income Tax Convention between the U.S. and Canada, dividends a U.S. Holder receives from the Company will be “qualified dividend income” if certain holding period and other requirements (including a requirement that the Company is not a PFIC in the year of the dividend or the immediately preceding year) are met. Qualified dividend income of an individual or other non-corporate U.S. Holder is subject to a reduced maximum U.S. federal income tax rate.

Subject to certain limitations, Canadian tax withheld with respect to distributions made on the shares may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. Alternatively, a U.S. Holder may, subject to applicable limitations, elect to deduct the otherwise creditable Canadian withholding taxes for U.S. federal income tax purposes. The rules governing the foreign tax credit are complex and involve the application of rules that depend upon a U.S. Holder’s particular circumstances. Accordingly, a U.S. Holder is urged to consult its tax advisor regarding the availability of the foreign tax credit under its particular circumstances.

Sale, Exchange or Other Taxable Disposition of the Shares

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize gain or loss upon the taxable sale, exchange or other disposition of the shares in an amount equal to the difference between (i) the U.S. dollar value of the amount realized upon the sale, exchange or other taxable disposition and (ii) such U.S. Holder’s adjusted tax basis in the shares. A U.S. Holder’s adjusted tax basis in such shares will generally be its U.S. dollar cost. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale, exchange or other taxable disposition, such U.S. Holder has held the shares for more than one year. If such U.S. Holder is an individual or other non-corporate U.S. Holder, long-term capital gains will be subject to a reduced maximum U.S. federal income tax rate. The deductibility of capital losses is subject to limitations under the Code. Gain or loss, if any, that a U.S. Holder realizes upon a sale, exchange or other taxable disposition of the shares generally will be treated as having a U.S. source for U.S. foreign tax credit limitation purposes.

PFIC Rules

A non-U.S. corporation, such as the Company, will be classified as a passive foreign investment company, or a PFIC, for U.S. federal income tax purposes for a taxable year, if either (a) 75% or more of the gross income of the Company consists of certain types of passive income (which we refer to as the “income test”) or (b) 50% or more of the value of the Company’s assets either produce passive income or are held for the production of passive income. The value of the Company’s assets for this purpose is expected to be based, in part, on the quarterly average of the fair market value of such assets (which we refer to as the “asset test”).

“Gross income” generally includes all sales revenues less the cost of goods sold. “Passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions, but does not include active business gains arising from the sale of certain commodities.

For purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and asset test described above, and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by the Company from certain “related persons” (as defined in the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

Based on the projected composition of the Company’s assets and income, the Company does not believe that it was a PFIC for the taxable year ending December 31, 2020, and the Company does not anticipate becoming a PFIC for the current taxable year. Although the Company does not anticipate becoming a PFIC, because the value of the Company’s assets for purposes of the PFIC asset test generally should be determined by reference to the market price of the shares, it is possible that fluctuations in the market price of the shares may cause the Company to become a PFIC for the current or any subsequent taxable year. The determination of whether the Company will become a PFIC will depend, in part, on the composition of its income and assets, which will be affected by how, and how quickly, the Company uses its liquid assets and cash raised in any offerings. Whether the Company is a PFIC is a factual determination and the Company must make a separate determination each taxable year as to whether it is a PFIC (after the close of each taxable year). Accordingly, the Company cannot assure holders that it will not be a PFIC during the current or any future taxable year. If the Company is classified as a PFIC for any taxable year during which a U.S. Holder holds shares, the Company will continue to be treated as a PFIC, unless the U.S. Holder makes certain elections, for all succeeding years, even if the Company ceases to qualify as a PFIC under the rules set forth above.

If the Company is considered a PFIC at any time that a U.S. Holder holds shares, any gain recognized by the U.S. Holder on a sale or other disposition of the shares, as well as the amount of any “excess distribution” (defined below) received by the U.S. Holder, would be allocated ratably over the U.S. Holder’s holding period for the shares. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. For the purposes of these rules, an excess distribution is the amount by which any distribution received by a U.S. Holder on shares exceeds 125% of the average of the annual distributions on the shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment or a “qualified electing fund” election) of the shares if the Company is considered a PFIC. However, the Company does not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder holds shares during any taxable year that the Company is a PFIC, such holder must file an annual report with the IRS, subject to certain exceptions based on the value of the shares held.

Holders are urged to consult their tax advisor concerning the U.S. federal income tax consequences of purchasing, holding, and disposing shares if the Company is or becomes a PFIC, including the possibility of making any election that may be available under the PFIC rules (including a mark-to-market election), which may mitigate the adverse U.S. federal income tax consequences of holding shares of a PFIC.

Receipt of Foreign Currency

The U.S. dollar value of any cash distribution made in Canadian dollars to a U.S. Holder will be calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the distribution, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. For U.S. Holders following the accrual method of accounting, the amount realized on a disposition of the shares for an amount in Canadian dollars will be the U.S. dollar value of this amount on the date of disposition. On the settlement date, such U.S. Holder will recognize U.S. source foreign currency gain or loss (taxable as ordinary income or loss) equal to the difference (if any) between the U.S. dollar value of the amount received based on the exchange rates in effect on the date of sale or other disposition and the settlement date. However, in the case of shares traded on an established securities market that are sold by a cash method U.S. Holder (or an accrual method U.S. Holder that so elects), the amount realized will be based on the spot rate in effect on the settlement date for the disposition, and no exchange gain or loss will be recognized at that time. A U.S. Holder will generally have a basis in Canadian dollars equal to their U.S. dollar value on the date of receipt of such distribution, on the date of disposition, or, in the case of cash method U.S. Holders (and accrual method U.S. Holders that so elects), on the date of settlement. Any U.S. Holder that receives payment in Canadian dollars and converts or disposes of the Canadian dollars after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss and that generally will be U.S. source income or loss for foreign tax credit purposes. U.S. Holders are urged to consult their own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of Canadian dollars.

Information with Respect to Foreign Financial Assets

Individuals and certain entities that own “specified foreign financial assets”, with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) are generally required to file an information report on IRS Form 8938, Statement of Specified Foreign Financial Assets, with respect to such assets with their tax returns for each year in which they hold shares. “Specified foreign financial assets” include any financial accounts maintained by certain foreign financial institutions, as well as securities issued by non-U.S. persons if they are not held in accounts maintained by financial institutions. U.S. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the shares.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends paid to a U.S. Holder in respect of the shares and the proceeds received by such U.S. Holder from the sale, exchange or other disposition of the shares within the United States unless such U.S. Holder is a corporation or other exempt recipient. Backup withholding may apply to such payments if a U.S. Holder fails to provide a taxpayer identification number or certification of exempt status or fails to report dividend and interest income in full. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

CANADIAN TAX IMPLICATIONS FOR NON-CANADIAN HOLDERS

The following summary describes, as of the date hereof, the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, common shares pursuant to this offering and who, at all relevant times, for the purposes of the application of the Income Tax Act (Canada) and the regulations promulgated thereunder (collectively, the “Canadian Tax Act”), (1) is not, and is not deemed to be, resident in Canada for purposes of the Canadian Tax Act and any applicable income tax treaty or convention; (2) deals at arm’s length with the Company and the selling shareholder and is not affiliated with the Company or the selling shareholder; (3) does not use or hold, and is not deemed to use or hold, common shares in connection with carrying on a business in Canada; and (4) holds the common shares as capital property (such holder, a “Non-Canadian Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Canadian Holder that is an insurer carrying on an insurance business in Canada and elsewhere.

This summary is based on the provisions of the Canadian Tax Act in force as of the date hereof and our understanding of the current administrative policies of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Non-Canadian Holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, you should consult your own tax advisor with respect to your particular circumstances.

Generally, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of the common shares must be expressed in Canadian dollars, and amounts denominated in a currency other than the Canadian dollar must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Canadian Tax Act. The amount of any dividends required to be included in the income of, and capital gains or capital losses realized by, a Non-Canadian Holder may be affected by fluctuations in the Canadian exchange rate.

Dividends

Dividends paid or credited on the common shares or deemed to be paid or credited on the common shares to a Non-Canadian Holder will be subject to Canadian withholding tax at the rate of 25% on the gross amount of the dividend, subject to any reduction in the rate of withholding to which the Non-Canadian Holder is entitled under any applicable income tax convention between Canada and the country in which the Non-Canadian Holder is resident. For example, under the Convention Between Canada and the United States of America (1980) (“Canada-U.S. Tax Treaty”), where dividends on the common shares are considered to be paid to or derived by a Non-Canadian Holder that is a beneficial owner of the dividends and is a resident of the United States for the purposes of, and is entitled to benefits of, the Canada-U.S. Tax Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15% of the gross amount of the dividend.

Dispositions

A Non-Canadian Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of a common share, unless the common share is “taxable Canadian property” and is not “treaty-protected property” (each as defined in the Canadian Tax Act) of the Non-Canadian Holder at the time of disposition.

Generally, the common shares will not constitute “taxable Canadian property” to a Non-Canadian Holder at the time of disposition provided that the common shares are listed at that time on a “designated stock exchange” (as defined in the Canadian Tax Act), which includes the Nasdaq, unless at any time during the 60-month period immediately preceding the disposition the following two conditions are met concurrently: (i) one or any combination of (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder does not deal at arm’s length, and (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of our capital stock, and (ii) more than 50% of the fair market value of such common shares was derived, directly or indirectly, from one or any combination of: (a) real or immoveable property situated in Canada, (b) “Canadian resource properties” (as defined in the Canadian Tax Act), (c) “timber resource properties” (as defined in the Canadian Tax Act), and (d) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Canadian Tax Act, common shares could be deemed to be “taxable Canadian property.” Non-Canadian Holders whose common shares may constitute “taxable Canadian property” should consult their own tax advisors.

CANADIAN TAX IMPLICATIONS FOR CANADIAN HOLDERS

The following is a general summary, as of the date hereof, of the principal Canadian federal income tax considerations under the Canadian Tax Act generally applicable to a holder who acquires, as a beneficial owner, common shares issued pursuant to the offering and who, at all relevant times, for purposes of the Canadian Tax Act: (a) is resident or deemed to be resident in Canada; (b) holds the common shares as capital property; and (c) deals at arm’s length with the Company and the selling shareholder and is not affiliated with the Company and the selling shareholder, (such holder, a “Holder”). Generally, the common shares will be capital property to a Holder unless they are held or acquired in the course of carrying on a business or as part of an adventure or concern in the nature of trade. Certain Holders whose common shares do not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Canadian Tax Act to have their common shares, and every other “Canadian security” (as defined in the Canadian Tax Act) owned by such Holder in the taxation year of the election and in all subsequent taxation years, deemed to be capital property. Holders and prospective Holders should consult their own tax advisors as to whether they hold or will hold their common shares as capital property and whether this election is available or advisable in their particular circumstances.

This summary is not applicable to a Holder: (a) that is a “financial institution”, as defined in the Tax Act for purposes of the mark-to-market rules; (b) an interest in which is a “tax shelter investment”, as defined in the Canadian Tax Act; (c) that is a “specified financial institution”, as defined in the Canadian Tax Act; (d) that reports its “Canadian tax results” within the meaning of the Canadian Tax Act in a currency other than Canadian currency; (e) that has entered or will enter into a “derivative forward agreement” or a “synthetic disposition arrangement”, each as defined in the Canadian Tax Act, with respect to its common shares; (f) that receives dividends on the common shares under or as part of a “dividend rental arrangement”, as defined in the Canadian Tax Act; or (g) that is a corporation that is or becomes, or does not deal at arm’s length for purposes of the Canadian Tax Act with a corporation resident in Canada that is or becomes, as part of a transaction or event or series of transactions or events that includes the acquisition of the common shares, controlled by a non-resident person or, by a group of non-resident persons that do not deal with each other at arm’s length, for purposes of the “foreign affiliate dumping” rules section 212.3 of the Canadian Tax Act. Such Holders should consult their own tax advisors.

This summary is based on the facts set out in this prospectus, the provisions of the Canadian Tax Act in force as of the date hereof, the Proposed Amendments, and our understanding of the current published administrative policies of the Canada Revenue Agency. This summary assumes that all Proposed Amendments will be enacted in the form proposed, however no assurance can be made that the Proposed Amendments will be enacted in the form proposed or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, other than the Proposed Amendments, does not take into account or anticipate any changes in law or in administrative policy, whether by legislative, regulatory, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations discussed herein.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations applicable to an investment in the common shares. The income and other tax consequences of acquiring, holding or disposing of common shares will vary depending on a Holder’s particular status and circumstances, including the province or territory in which the Holder resides or carries on business. This summary is not intended to be, nor should it construed to be, legal or tax advice to any particular Holder. Holders should consult their own tax advisors with respect to an investment in the common shares having regard to their particular circumstances.

Generally, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of the common shares must be expressed in Canadian dollars, and amounts denominated in a currency other than the Canadian dollar must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Canadian Tax Act. The amount of any dividends required to be included in the income of, and capital gains or capital losses realized by, a Holder may be affected by fluctuations in the Canadian exchange rate.

Dividends on Common Shares

A Holder who is an individual will be required to include in income any dividends received or deemed to be received on the Holder’s common shares . In the case of a Holder who is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules of the Canadian Tax Act that apply to taxable dividends received from “taxable Canadian corporations”. Provided that appropriate designations are made by the Company, such dividends will be treated as an “eligible dividend” for the purposes of the Canadian Tax Act and will be subject to an enhanced gross-up and enhanced dividend tax credit in respect of such dividend in accordance with the rules in the Canadian Tax Act. There may be limitations on the Company’s ability to designate dividends as eligible dividends.

Dividends received or deemed to be received on the common shares by a Holder that is a corporation will be required to be included in computing such Holder’s income for the taxation year in which such dividends are received, but such dividends will generally be deductible in computing the Holder’s taxable income. In certain circumstances, subsection 55(2) of the Canadian Tax Act will treat a taxable dividend received by a Holder that is a corporation as proceeds of disposition or a capital gain, to the extent and under the circumstances specified in the Canadian Tax Act. Holders that are corporations should consult their own tax advisors having regard to their own circumstances.

A Holder that is a “private corporation” or a “subject corporation” (each as defined in the Canadian Tax Act) may be liable under Part IV of the Canadian Tax Act to pay a refundable tax on dividends received or deemed to be received on the common shares to the extent that such dividends are deductible in computing the Holder’s taxable income for the taxation year.

Dividends received or deemed to be received on the common shares by a Holder who is an individual (other than certain trusts) may result in such Holder being liable for alternative minimum tax under the Canadian Tax Act. Holders who are individuals should consult their own tax advisors in this regard.

Dispositions of Common Shares

On the disposition or deemed disposition of common shares by a Holder (except to the Company, unless purchased by the Company in the open market in the manner in which shares are normally purchased by any member of the public in the open market), the Holder will generally realize a capital gain (or a capital loss) in the taxation year of the disposition equal to the amount by which the proceeds of disposition in respect of such common shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the common shares to the Holder immediately before the disposition or deemed disposition.

The adjusted cost base to the Holder of a common share acquired pursuant to this offering will be determined by averaging the cost of such common share with the adjusted cost base of the other common shares owned by the Holder as capital property at that time.

Taxation of Capital Gains and Capital Losses

Generally, one-half of the amount of any capital gain (a “taxable capital gain”) realized by a Holder on a disposition of common shares in a taxation year must be included in computing such Holder’s income for that year, and one-half of any capital loss (an “allowable capital loss”) realized by a Holder on a disposition of common shares in a taxation year must be deducted from any taxable capital gains realized by the Holder in the year, subject to and in accordance with the provisions of the Canadian Tax Act. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, subject to and in accordance with the provisions of the Canadian Tax Act.

The amount of any capital loss realized by a Holder that is a corporation on the disposition or deemed disposition of a common share may be reduced by the amount of certain dividends received (or deemed to be received) by the Holder on such common share to the extent and under the circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a common share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Such Holders should consult their own tax advisors.

A capital gain realized by a Holder who is an individual or trust (other than certain trusts) may give rise to a liability for alternative minimum tax.

A Holder that is, throughout the relevant taxation year, a “Canadian-controlled private corporation” (as defined in the Canadian Tax Act), may be liable to pay a refundable tax on its “aggregate investment income” (as defined in the Canadian Tax Act), including an amount in respect of taxable capital gains.

LEGAL MATTERS

The validity of the issuance of the shares offered in this prospectus and certain other matters of Canadian law have been passed upon for us by McCarthy Tétrault LLP, Calgary, Canada. We are being represented by Shearman & Sterling LLP, Toronto, Canada, with respect to certain matters of U.S. law.

EXPERTS

The consolidated financial statements of Sundial Growers Inc. as at and for the year ended December 31, 2019, ten months ended December 31, 2018 and the year ended February 28, 2018 incorporated by reference into this prospectus from our current report on Form 6-K filed with the SEC on October 13, 2020, have been audited by KPMG LLP. KPMG LLP have confirmed with respect to Sundial Growers Inc. that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations and also that they are independent accountants with respect to Sundial Growers Inc. under all relevant U.S. professional and regulatory standards. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of KPMG LLP are located at 205–5th Avenue SW, Suite 3100, Calgary, Alberta, Canada.

CHANGE IN THE REGISTRANT’S CERTIFYING ACCOUNTANT

Effective for the fiscal year ended December 31, 2018, MNP LLP (“MNP”) resigned as our independent auditors as we engaged new auditors in connection with our initial public offering. MNP did not audit our consolidated financial statements for any period subsequent to the year ended February 28, 2018.

For the years ended February 28, 2018 and 2017, no report by MNP on our consolidated financial statements contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended February 28, 2018 and 2017, and the subsequent period through the appointment of KPMG as our auditor, (i) there were no disagreements (as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between us and MNP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of MNP, would have caused MNP to make reference thereto in its report upon on our audited consolidated financial statements for the years ended February 28, 2018 and 2017, and (ii) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

Effective for the fiscal year ended December 31, 2018, our board of directors appointed KPMG as our independent registered public accounting firm to audit our consolidated financial statements prepared in accordance with IFRS as issued by the IASB for the fiscal year ended December 31, 2018, and to re-audit our consolidated financial statements prepared in accordance with IFRS as issued by the IASB for the years ended February 28, 2018 and 2017.

During the fiscal years ended December 31, 2019, December 31, 2018, February 28, 2018 and February 28, 2017, and the subsequent period preceding our engagement of KPMG as our independent registered public accounting firm, we did not consult with KPMG on matters that involved the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on our consolidated financial statements or any other matter that was either the subject of a disagreement or reportable event.

TRANSFER AGENT AND REGISTRAR

The Canadian transfer agent and registrar for our common shares is Odyssey Trust Company at its principal office in Calgary, Alberta. The United States transfer agent and registrar for our common shares is Equity Stock Transfer, LLC at its principal office in New York, New York.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of Alberta. All of our directors and officers, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and all or a substantial portion of our assets, are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. There can be no assurance that U.S. investors will be able to enforce against us, members of our board of directors, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act with respect to the common shares offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information with respect to Sundial Growers Inc. and the common shares offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov.

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers. Because we are a foreign private issuer, the SEC’s rules do not require us to deliver proxy statements or to file quarterly reports on Form 10-Q, among other things. However, we currently produce quarterly financial reports and furnish them to the SEC after the end of each of the first three quarters of our fiscal year and file our annual report within four months after the end of our fiscal year. Our annual consolidated financial statements are prepared in accordance with IFRS as issued by the IASB and certified by an independent public accounting firm.

As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by other U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, other U.S. domestic reporting companies.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Any information that we file or furnish later with the SEC and that is deemed incorporated by reference will also be considered to be part of this prospectus and will automatically update and supersede the information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. This prospectus incorporates by reference the documents listed below, and any future Annual Reports on Form 20-F or Form 40-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC (but only to that extent that such Form 6-K states that it is incorporated by reference herein), until the offering of the securities under the registration statement is terminated:

•

our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, which was filed with the SEC on March 31, 2020 (except our audited consolidated financial statements as at and for the year ended December 31, 2019, ten months ended December  31, 2018, and the year ended February 28, 2018 included therein);

•

our report on  Form 6-K furnished to the SEC on October 13, 2020, including our audited consolidated financial statements as at and for the year ended December 31, 2019, ten months ended December 31, 2018, and the year ended February 28, 2018, which have been recast to separately present discontinued operations from continuing operations to reflect the disposition of the Company’s Bridge Farm operations pursuant to the sale by Sundial UK Limited of all of the issued and outstanding shares and loan notes of Project Seed Topco Limited on June 5th, 2020.

•

our report on Form 6-K furnished to the SEC on April 24, 2020 (Acc. No. 0001564590-20-018564), including our notice of 2020 annual general and special meeting of shareholders and information circulated dated April 20, 2020, for the annual general meeting and special meeting of shareholders held on May 20, 2020, which was included as part of Exhibit 99.1, but excluding Exhibit 99.2 thereto;

•

our condensed consolidated unaudited interim consolidated financial statements and notes to the condensed consolidated unaudited interim consolidated financial statements for the three months ended March  31, 2020 and 2019, which were included as Exhibit 99.1 to the report on Form 6-K furnished to the SEC on May 15, 2020 (Acc. No. 0001279569-20-000791), together with the Management Discussion and Analysis of financial condition and performance for the three months ended March  31, 2020 and 2019, which was included as Exhibit 99.2 to the report on Form 6-K furnished to the SEC on May 15, 2020 (Acc. No. 0001279569-20-000791);

•

our condensed consolidated unaudited interim consolidated financial statements and notes to the condensed consolidated unaudited interim consolidated financial statements for the three and six months ended June 30, 2020 and 2019, which were included as  Exhibit 99.1 to the report on Form 6-K furnished to the SEC on August 14, 2020 (Acc. No. 0001564590-20-040125), together with the Management Discussion and Analysis of financial condition and performance for the three and six months ended June 30, 2020 and 2019, which was included as  Exhibit 99.2 to the report on Form 6-K furnished to the SEC on August 14, 2020 (Acc. No. 0001564590-20-040125);

•

our condensed consolidated unaudited interim consolidated financial statements and notes to the condensed consolidated unaudited interim consolidated financial statements for the three and nine months ended September 30, 2020 and 2019, which were included as  Exhibit 99.1 to the report on Form 6-K furnished to the SEC on November 12, 2020 (Acc. No. 0001564590-20-053193), together with the Management Discussion and Analysis of financial condition and performance for the three and nine months ended September  30, 2020 and 2019, which was included as Exhibit 99.2 to the report on Form 6-K furnished to the SEC on November 12, 2020 (Acc. No. 0001564590-20-053193);

•

the description of certain risks related to our business and our common shares, included as Exhibit 99.1 to the report on Form 6-K furnished to the SEC on February 16, 2021 (Acc. No. 0001193125-21-045016);

•

our reports on Form 6-K  furnished to the SEC on January 10, 2020, January  31, 2020, April 10, 2020, April  16, 2020, April 24, 2020 (Acc. No.  00001279569-20-000611), May 1, 2020, May  13, 2020, May 15, 2020 (Acc. No.  0001279569-20-000790), May 21, 2020, May 26, 2020, June  2, 2020, June 8, 2020, June  19, 2020, August 13, 2020 (Acc. No.  0001193125-20-219208), August 14, 2020 (Acc. No.  0001193125-20-219833), August 18, 2020 (Acc. No.  0001193125-20-223639), August 18, 2020 (Acc. No.  0001279569-20-001229), October 20, 2020, November  9, 2020, November 30, 2020, December  8, 2020, December 11, 2020, December 15, 2020, December  21, 2020, December 29, 2020, December 30,  2020, January 6, 2021, January  11, 2021, January  12, 2021, January 19, 2021, January  20, 2021, January 21, 2021, January  29, 2021, February 1, 2021, February 2, 2021 (Acc. No. 0001279569-21-000102), February 2, 2021 (Acc. No.  0001279569-21-000104), February 3, 2021, February 4, 2021; February 16, 2021 (Acc. No.  0001279569-21-000168); February 17, 2021; February  19, 2021 (Acc. No. 0001279569-21-000193); February 19, 2021 (Acc. No.  0001193125-21-049070); and February 24, 2021; and

•	the description of our securities as set forth on Exhibit 2.4 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, which was filed with the SEC on March 31, 2020.

Copies of the documents incorporated herein by reference may be obtained on request without charge from our Chief Financial Officer at #300, 919 – 11 Avenue SW Calgary, AB T2R 1P3, telephone +1 (403) 948-5227 or on our website at www.sndlgroup.com. The information on our website is not incorporated by reference into this prospectus. These documents are also available through the Internet on SEDAR, which can be accessed online at www.sedar.com, and on the SEC’s Electronic Data Gathering and Retrieval System at www.sec.gov.

You should rely only on the information incorporated by reference or provided in this prospectus. Neither we nor the selling shareholder has authorized anyone else to provide you with different information. Neither we nor the selling shareholder is making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

Up to 98,333,334 Common Shares

PROSPECTUS

                , 2021

PART II

Information Not Required in Prospectus

Item 8.	Indemnification of Directors and Officers.

Under the Business Corporations Act (Alberta), or the ABCA, except in respect of an action by or on behalf of a corporation to procure a judgment in its favor (in the absence of court approval in respect of costs, charges and expenses), we may indemnify our current or former directors or officers or another individual who acts or acted at our request as a director or officer, or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor and the individuals heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal or administrative proceeding in which the individual is made a party because of his or her association with us or another entity. The ABCA also provides that we may advance monies to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below or is not successful on the merits in their defense of the action or proceeding.

However, indemnification is prohibited under the ABCA unless the individual:

•	acted honestly and in good faith with a view to our best interests; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Our by-laws require us to indemnify to the fullest extent permitted by the ABCA each of our current or former directors and each person who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Company or any such body corporate) and the individuals heirs and legal representatives, against all costs, charges and expenses, including, without limitation, an amount paid to settle an action or satisfy a judgment reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity.

Our by-laws authorize us to purchase and maintain such insurance for the benefit of our directors and officers as our board of directors may determine from time to time, subject to any limitations in the ABCA.

Item 9.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

3.1	Articles of Incorporation of Sundial Growers Inc., as currently in effect (incorporated by reference to Exhibit 4.1 to the Registrant’s registration statement on Form S-8, filed with the SEC on August 9, 2019)

3.2	Bylaws of Sundial Growers Inc. as currently in effect (incorporated by reference to Exhibit 3.2 to the Registrant’s registration statement on Form F-1/A, filed with the SEC on July 23, 2019)

4.1	Specimen Share Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s registration statement on Form F-1/A, filed with the SEC on July 23, 2019)

4.2†	Securities Purchase Agreement dated as of June 5, 2020 by and among Sundial Growers Inc. and each of the investors listed on the Schedule of Buyers attached thereto, including the forms of the related convertible notes, warrants and registration rights agreement (incorporated by reference to Exhibit 99.5 to the Registrant’s current report on Form 6-K, filed with the SEC on June 8, 2020)

4.3	Form of Series A and B Warrants (incorporated by reference to Exhibit 99.1 to the Registrant’s current report on Form 6-K, filed with the SEC on August 18, 2020)

Exhibit Number	Exhibit Description

4.4	Warrant Exercise Agreement, dated February 19, 2021, by and between Sundial Growers Inc. and Hudson Bay Master Fund Ltd. (incorporated by reference to Exhibit 99.1 to the Registrant’s current report on Form 6-K, filed with the SEC on February 19, 2021)

4.5	Form of New Warrant (incorporated by reference to Exhibit 99.2 to the Registrant’s current report on Form 6-K, filed with the SEC on February 19, 2021)

5.1	Opinion of McCarthy Tétrault LLP as to the validity of the shares

23.1	Consent of KPMG LLP

23.2	Consent of McCarthy Tétrault LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

†

Portions of this exhibit have been omitted pursuant to Item 601(a)(6), Item 601(b)(2)(ii) or Item 601(b)(10)(iv), as applicable, of Regulation S-K under the Securities Act of 1933, as amended, because they are both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed or include information the disclosure of which would constitute a clearly unwarranted invasion of personal privacy.

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 10.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Calgary, Canada, on March 3, 2021.

By:	/s/ Zachary George

Name:	Zachary George
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned members of the board of directors of the Registrant hereby severally constitutes and appoints Zachary George and James Keough as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zachary George Zachary George	Chief Executive Officer and Director (Principal Executive Officer)	March 3, 2021

/s/ James Keough James Keough	Chief Financial Officer (Principal Financial and Accounting Officer)	March 3, 2021

/s/ J. Gregory Mills J. Gregory Mills	Chairman and Director	March 3, 2021

/s/ Gregory Turnbull Gregory Turnbull	Director	March 3, 2021

/s/ Elizabeth Cannon Elizabeth Cannon	Director	March 3, 2021

/s/ Bryan D. Pinney Bryan D. Pinney	Director	March 3, 2021

Signature of Authorized U.S. Representative of Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Sundial Growers Inc., has signed this Registration Statement on March 3, 2021.

By:	/s/ Donald J. Puglisi

Name:	Donald J. Puglisi
Title:	Managing Director, Puglisi & Associates